Exhibit 5.1

POSTAL ADDRESS	P.O. Box 71170 1008 BD AMSTERDAM P.O. Box 2888 3000 CW ROTTERDAM
OFFICE ADDRESS	Parnassusweg 300 1081 LC AMSTERDAM Blaak 31 3011 GA ROTTERDAM The Netherlands
INTERNET	www.loyensloeff.com

DRAFT

To: Picpay Holdings Netherlands B.V. Stroombaan 10 1181 VX Amstelveen The Netherlands

re	Dutch law legal opinion – Project Green Day / Picpay Holdings Netherlands B.V.
reference	60457743
date	● 2026

1	INTRODUCTION

We have acted as special counsel on certain matters of Dutch law to the Company. We render this opinion regarding the registration of the Class A Common Shares in accordance with the Registration Statement.

2	DEFINITIONS

2.1	In this opinion letter:

Board means the board of directors of the Company.

Class A Common Shares means class A common shares in the capital of the Company, with a nominal value of EUR 0.01 each.

Class B Common Shares means class B common shares in the capital of the Company, with a nominal value of EUR 0.10 each.

Company means Picpay Holdings Netherlands B.V., registered with the Trade Register under number 92410456.

Deeds means the Deed of Incorporation, the Deed of Amendment I, the Deed of Amendment II, the Deed of Conversion, the Deed of Issuance Offer Shares and the Deed of Issuance Option Shares.

Exercise Notice means a written notice given from Citigroup Global Markets Inc. (as representative of the Underwriters) to the Company within 30 calendar days from the date of the Underwriting Agreement electing to exercise the Option Right, setting forth the aggregate number of Option Shares to be issued and the date on which such Option Shares are to be issued, all in accordance with the Underwriting Agreement.

The public limited liability company Loyens & Loeff N.V. is established in Rotterdam and is registered with the Trade Register of the Chamber of Commerce under number 24370566. Solely Loyens & Loeff N.V. shall operate as contracting agent. All its services shall be governed by its General Terms and Conditions, including, inter alia, a limitation of liability and a nomination of competent jurisdiction. These General Terms and Conditions may be consulted via www.loyensloeff.com. The conditions were also deposited at the Trade Register of the Chamber of Commerce under number 24370566.

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Existing Shares means the 38 Class A Common Shares, numbered A1 up to and including A38, issued and outstanding on the date of this opinion letter.

Loyens & Loeff N.V. means Loyens & Loeff N.V., registered with the Trade Register under number 24370566.

Offering means (i) the initial public offering of ● Class A Common Shares (Offer Shares) and up to ● Class A Common Shares (Option Shares) and (ii) the admission to listing and trading of the Offer Shares and the Option Shares, if any, on the NASDAQ Global Select Market, a non-regulated trading venue, under the symbol ’‘PICS’’.

Option Right means any right granted by the Company to the Underwriters to, at their election, acquire up to ● additional Class A Common Shares, as included in the Underwriting Agreement.

Registration Statement means the draft registration statement on Form F-1 (File No: 333-●) (excluding any documents incorporated by reference therein or any exhibits thereto), initially filed with the SEC on 22 November 2023 in connection with the Offering.

Relevant Date means the date of the Resolutions, the date of the Deed of Conversion, the date of the Deed of Issuance Offer Shares and the date of the Deed of Issuance Option Shares.

Resolutions means the Shareholders’ Resolution Conversion, the Shareholders’ Resolution Authorization and the Board Resolution.

Reviewed Documents means the documents listed in paragraph 3.1 of this opinion letter.

SEC means the U.S. Securities and Exchange Commission.

Securities Act means the U.S. Securities Act of 1933.

Trade Register means the trade register of the Chamber of Commerce in the Netherlands.

Underwriters means the underwriters named in the Underwriting Agreement.

Underwriting Agreement means the New York law underwriting agreement dated ● 2026 by and between the Company and Citigroup Global Markets Inc. as representative of the Underwriters.

3	SCOPE OF INQUIRY

3.1	For the purpose of rendering this opinion letter, we have only examined and relied upon electronically transmitted copies of the Registration Statement and the Underwriting Agreement and the following documents:

(a)	an excerpt of the registration of the Company in the Trade Register dated ● (Excerpt);

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(b)	the notarial deed of incorporation of the Company dated 27 December 2023 (Deed of Incorporation);

(c)	the notarial deed of amendment of the articles of association of the Company dated 12 September 2024 (Deed of Amendment I), whereby, inter alia, each issued share in the capital of the Company, with a nominal value of EUR 0.01, was converted and split into two shares with a nominal value of EUR 0.005 each, as a result whereof the issued capital of the Company consisted of 200 shares, numbered 1 up to and including 200, with a nominal value of EUR 0.005 each;

(d)	the notarial deed of amendment of the articles of association of the Company dated 5 January 2026 (Deed of Amendment II), including the articles of association (statuten) of the Company (Articles), whereby, inter alia, (i) 38 shares in the capital of the Company, with a nominal value of EUR 0.005 each, numbered 1 and 164 up to and including 200, (Original Shares) were converted into the Existing Shares and (ii) the difference in nominal value between the Original Shares and the Class A Common Shares so converted was charged at the share premium reserve (agioreserve) of the Company;

(e)	the draft resolution of the general meeting of the Company (Shareholders’ Resolution Conversion), including, inter alia, the resolution to (i) convert the Company into a public limited liability company (naamloze vennootschap) under Dutch law and (ii) amend and completely readopt the articles of association of the Company, as attached as Annex I to this opinion letter;

(f)	the draft notarial deed of conversion and amendment of the Company’s articles of association pursuant to which the Company will be converted into a public company with limited liability (naamloze vennootschap) under Dutch law, as attached as Annex II to this opinion letter (Deed of Conversion), including the articles of association of the Company as these will read as from the execution of the Deed of Conversion (New Articles);

(g)	the draft resolution of the general meeting of the Company (Shareholders’ Resolution Authorization), including, inter alia, the resolution to designate the Board as authorized corporate body of the Company for a period of eighteen months from the date of the Shareholders’ Resolution Authorization to (i) resolve on the issuance of the Offer Shares and the Option Shares and (ii) restrict or exclude pre-emptive rights with respect to the issuance of the Offer Shares and the Option Shares, as attached as Annex III to this opinion letter;

(h)	the draft [resolution][minutes of a meeting] of the Board (Board Resolution), including, inter alia, the resolution to (i) issue the Offer Shares and, subject to the Underwriters exercising the Option Right within 30 calendar days from the date of the Underwriting Agreement, the Option Shares and (ii) exclude the pre-emptive rights with respect to the issuance of the Offer Shares and the Option Shares, as attached as Annex IV to this opinion letter;

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(i)	the draft private deed of issuance (Deed of Issuance Offer Shares) providing for the issuance of the Offer Shares, as attached as Annex V to this opinion letter;

(j)	the draft private deed of issuance (Deed of Issuance Option Shares) providing for the issuance of the Option Shares, as attached as Annex VI to this opinion letter; and

(k)	the shareholders’ register (aandeelhoudersregister) of the Company (Shareholders’ Register).

3.2	We have undertaken the following checks (Checks) at the date of this opinion letter:

(a)	an inquiry at the Trade Register, confirming that no relevant changes were registered compared to the contents of the Excerpt; and

(b)	an inquiry at the Central Insolvency Register (Centraal Insolventieregister) confirming that the Company is not listed with the Central Insolvency Register and not listed on the EU Registrations list with the Central Insolvency Register.

3.3	We have not reviewed any documents incorporated by reference or referred to in the Reviewed Documents (unless included as a Reviewed Document) and therefore our opinions do not extend to such documents.

4	NATURE OF OPINION

4.1	We only express an opinion on matters of Dutch law and the law of the European Union, to the extent directly applicable in the Netherlands, in force on the date of this opinion letter, excluding unpublished case law, all as interpreted by Dutch courts and the European Court of Justice. We do not express an opinion on tax law, competition law, sanction laws, equal treatment of shareholders and financial assistance. The terms “the Netherlands” and “Dutch” in this opinion letter refer solely to the European part of the Kingdom of the Netherlands.

4.2	Our opinion is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Reviewed Documents and on any representations, warranties or other information included in the Reviewed Documents and any other document examined in connection with this opinion letter, except as expressly stated in this opinion letter.

4.3	In this opinion letter Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. For the purpose of tax law a term may have a different meaning than for the purpose of other areas of Dutch law.

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4.4	This opinion letter may only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Dutch law and be brought exclusively before the competent court in Rotterdam, the Netherlands.

4.5	This opinion letter is issued by Loyens & Loeff N.V. and may only be relied upon under the express condition that any liability of Loyens & Loeff N.V. is limited to the amount paid out under its professional liability insurance policies. Individuals or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff N.V. cannot be held liable in any manner whatsoever.

5	OPINIONS

The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 1 (Assumptions) and the qualifications set out in 0 (Qualifications). On the basis of these assumptions and subject to these qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter:

5.1	Corporate status

The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid (private limited liability company) under Dutch law and, upon due execution of the Deed of Conversion, will be validly existing as a naamloze vennootschap (public limited liability company) under Dutch law.

5.2	Issued share capital

5.2.1	The Existing Shares have been duly authorised and validly issued, are fully paid and are validly outstanding and non-assessable.

5.2.2	When issued pursuant to a validly executed Deed of Issuance Offer Shares in the form reviewed by us and upon payment in full of the Offer Shares in accordance with the Underwriting Agreement, the Offer Shares will have been validly issued and fully paid and will be validly outstanding and non-assessable.

5.2.3	When issued pursuant to a validly executed Deed of Issuance Option Shares in the form reviewed by us upon the exercise of the Option Right by way of an Exercise Notice and upon payment in full of the Option Shares in accordance with the Underwriting Agreement, the Option Shares will have been validly issued and fully paid and will be validly outstanding and non-assessable.

5.3	No Insolvency

Based solely on the Excerpt and the Checks, the Company has not been granted a suspension of payments (surseance verleend), declared bankrupt (failliet verklaard) or subjected to a public composition proceeding (openbaar onderhands akkoord) by a Dutch court.

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6	ADDRESSEES

6.1	This opinion is an exhibit to the Registration Statement and may be relied upon solely for the purpose of the registration of the Registration Statement in accordance with the Securities Act. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any purpose other than the registration.

6.2	We consent to the filing of this opinion letter with the SEC as an exhibit to the Registration Statement and to the reference to Loyens & Loeff N.V. in the Registration Statement under the heading ‘Legal Matters’. In giving this consent, we do not admit that we are a person whose consent is required under the Securities Act or any rules and regulations promulgated by the SEC.

Yours faithfully,
Loyens & Loeff N.V.
_____________________________	_____________________________

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Schedule 1

ASSUMPTIONS

The opinions in this opinion letter are subject to the following assumptions:

1	Documents

1.1	All original documents are authentic, all signatures (whether handwritten or electronic) are genuine and were inserted or agreed to be inserted by the relevant individual, and all copies are complete and conform to the originals.

1.2	All documents and the legal acts contained therein are accurate, complete, unmodified and not terminated (unless modified by any other document reviewed for the purposes of this opinion letter).

1.3	The information recorded in the Excerpt is true, accurate and complete on the date of this opinion letter (although not constituting conclusive evidence thereof, this assumption is supported by the Checks).

1.4	The information recorded in the Excerpt will be true, accurate and complete on the Relevant Date, other than that (i) the conversion of the Company from a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law into a public limited liability company (naamloze vennootschap) under Dutch law and the name change of the Company to PicS N.V. on the date the Deed of Conversion is executed, (ii) the issuance of the Offer Shares on the date of execution of the Deed of Issuance Offer Shares and (iii) the issuance of the Option Shares on the date of execution of the Deed of Issuance Option Shares, as applicable, have not yet been reflected.

1.5	The information recorded in the Shareholders’ Register is true, accurate and complete on the date of this opinion letter.

1.6	The Shareholders’ Resolution Conversion will be adopted by the general meeting of the Company in the form of the draft attached to this opinion letter as Annex I and will not be amended, supplemented, terminated, rescinded, nullified or declared void thereafter.

1.7	The Deed of Conversion will be executed in the form of the draft attached to this opinion letter as Annex II and will not be amended, supplemented, terminated, rescinded, nullified or declared void thereafter.

1.8	The Shareholders’ Resolution Authorization will be adopted by the general meeting of the Company in the form of the draft attached to this opinion letter as Annex III and will not be amended, supplemented, terminated, rescinded, nullified or declared void thereafter.

1.9	The Board Resolution will be adopted by the Board in the form of the draft attached to this opinion letter as Annex IV and will not be amended, supplemented, terminated, rescinded, nullified or declared void thereafter.

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1.10	The Deed of Issuance Offer Shares will be executed in the form of the draft attached to this opinion letter as Annex V and will not be amended, supplemented, terminated, rescinded, nullified or declared void thereafter.

1.11	The Deed of Issuance Option Shares will be executed in the form of the draft attached to this opinion letter as Annex VI and will not be amended, supplemented, terminated, rescinded, nullified or declared void thereafter.

2	Incorporation, existence and corporate power

2.1	The Deed of Incorporation is a valid notarial deed (notariële authentieke akte), the contents thereof are correct and complete and there were no defects in the incorporation process (not appearing on the face thereof) for which a court might dissolve the Company.

2.2	The Articles are the articles of association (statuten) of the Company in force on the date of this opinion letter (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Excerpt) and will be the articles of association (statuten) of the Company in force on the date the Shareholders’ Resolution Conversion is executed and the date the Deed of Conversion is executed.

2.3	The New Articles as included in the Deed of Conversion in the form of the draft attached to this opinion letter as Annex II will be the articles of association (statuten) of the Company in force on the date the Shareholders’ Resolution Authorization is executed, the date the Board Resolution is executed, the date the Deed of Issuance Offer Shares is executed and the date the Deed of Issuance Option Shares is executed.

2.4	The Company has not been dissolved, merged involving the Company as disappearing entity, demerged, converted, terminated, granted a suspension of payments, declared bankrupt, subjected to any other insolvency proceedings or prohibited within the meaning of Section 2:20 (4) of the Dutch Civil Code (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Checks and the Excerpt).

3	Corporate authorisations

3.1	The Shareholders’ Resolution Conversion (a) correctly reflects the resolutions to be made by the general meeting of the Company, (b) will be made with due observance of the Articles and any applicable regulations in effect on the date of the Shareholders’ Resolution Conversion and (c) will remain in full force and effect without modification.

3.2	The Shareholders’ Resolution Authorization (a) correctly reflects the resolutions to be made by the general meeting of the Company, (b) will be made with due observance of the New Articles and any applicable regulations in effect on the date of the Shareholders’ Resolution Authorization and (c) will remain in full force and effect without modification.

3.3	The Board Resolution (a) correctly reflects the resolutions to be made by the Board, (b) will be made with due observance of the New Articles and any applicable regulations in effect on the date of the Board Resolution and (c) will remain in full force and effect without modification.

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3.4	The Board Resolution is adopted within eighteen months from the date the Shareholders’ Resolution Authorization is executed.

3.5	No member of the Board has or will have a direct or indirect personal interest which conflicts with the interest of the Company or its business in respect of the transactions contemplated by the Board Resolution (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Board Resolution).

3.6	The Company has not established, has not been requested to establish, nor is in the process of establishing any works council (ondernemingsraad) and there is no works council, which has jurisdiction over the transactions contemplated by the Deeds.

4	Other parties

4.1	Each party to the Deed of Issuance Offer Shares is validly existing under the laws by which it is purported to be governed on the date the Deed of Issuance Offer Shares is executed.

4.2	Each party to the Deed of Issuance Option Shares is validly existing under the laws by which it is purported to be governed on the date the Deed of Issuance Option Shares is executed.

4.3	Each party to the Deed of Issuance Offer Shares has all requisite power and capacity (corporate and otherwise) to execute and to perform its obligations under the Deed of Issuance Offer Shares and the Deed of Issuance Offer Shares has been duly authorised, executed and delivered by or on behalf of the parties thereto other than the Company.

4.4	Each party to the Deed of Issuance Option Shares has all requisite power and capacity (corporate and otherwise) to execute and to perform its obligations under the Deed of Issuance Option Shares and the Deed of Issuance Option Shares has been duly authorised, executed and delivered by or on behalf of the parties thereto other than the Company.

5	Share capital

5.1	All steps for payment in respect of the Existing Shares have been fulfilled.

5.2	The Existing Shares have not been repurchased (ingekocht), cancelled (ingetrokken), reduced (afgestempeld), split, or combined.

5.3	The Offer Shares will be subscribed for and duly accepted by the Underwriters.

5.4	The Option Shares will be subscribed for and duly accepted by the Underwriters.

5.5	Prior to the execution of the Deed of Issuance Offer Shares, the issuance of the Offer Shares will have been duly authorised by all requisite corporate action on the part of the Company.

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5.6	Prior to the execution of the Deed of Issuance Option Shares, the issuance of the Option Shares will have been duly authorised by all requisite corporate action on the part of the Company.

5.7	All steps for payment in respect of the Offer Shares have been fulfilled.

5.8	All steps for payment in respect of the Option Shares have been fulfilled.

5.9	At the time of the Deed of Issuance Offer Shares, the authorised share capital of the Company allows for the Offer Shares.

5.10	At the time of the Deed of Issuance Option Shares, the authorised share capital of the Company allows for the Option Shares.

6	Exercise Notice

If applicable, the Exercise Notice will have been duly executed by Citigroup Global Markets Inc. (as representative of the Underwriters) and delivered to the Company within 30 calendar days from the date of the Underwriting Agreement.

7	Regulatory

The Offer Shares and the Option Shares will not be offered or sold, directly or indirectly, in the Netherlands to persons other than to qualified investors within the meaning of the Prospectus Regulation (EU) 2017/1129.

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Schedule 2

Qualifications

The opinions in this opinion letter are subject to the following qualifications:

1	Insolvency

The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy, suspension of payments, statutory composition proceeding, any intervention, recovery or resolution measure, other insolvency proceedings and fraudulent conveyance (actio Pauliana) and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

2	Incorporation, existence and corporate power

2.1	The information obtained from the Checks does not provide conclusive evidence that a company has not been granted a suspension of payments or declared bankrupt by a Dutch court nor does it provide any information regarding any other insolvency proceedings.

2.2	Any dissolution, merger, demerger or conversion involving a company must be notified to the Trade Register. However, proper registration is not a condition for a dissolution, merger, demerger or conversion to be effective. Therefore, the contents of a Trade Register excerpt do not provide conclusive evidence that a company has not been dissolved, merged, demerged or converted.

3	Accuracy of information

3.1	A Trade Register excerpt does not provide conclusive evidence that the facts set out therein are correct and complete. However, subject to limited exceptions, a company cannot invoke the incorrectness or incompleteness of its trade register registration against third parties who were unaware thereof.

3.2	A shareholders’ register does not provide conclusive evidence that the facts set out therein are correct and complete However, the management board of a Dutch private or public limited liability company is obliged to regularly update the shareholders’ register.

4	Non-assessable

The term “non-assessable” as used in this opinion letter means that a holder of a share in the capital of the Company will not by mere reason of being such a holder be subject to calls by the Company or its creditors for any further payment on such share.

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Annex I – Shareholders’ Resolution Conversion

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Annex II – Deed of Conversion

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Annex III – Shareholders’ Resolution Authorization

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Annex IV – Board Resolution

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Annex V – Deed of Issuance Offer Shares

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Annex VI – Deed of Issuance Option Shares

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